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                                                                    EXHIBIT 99.1


                           ALLIED HOLDINGS INFORMED OF
                              PENDING LEGAL MATTERS

DECATUR, GEORGIA, JUNE 13, 2000 - ALLIED HOLDINGS, INC. (NYSE:AHI), parent company of the world's largest automotive distribution and logistics network, said today that the company has been informed of issues relating to legal proceedings involving Commercial Carriers, Inc. (CCI), which is a subsidiary of Allied Automotive Group, Inc., a subsidiary of Allied Holdings, Inc.

CCI recently learned that National Union Fire Insurance Company of Pittsburgh, PA -- an insurance carrier which is to provide coverage of approximately $20 million regarding a $35 million judgment against CCI -- has fully reserved its rights of insurance coverage. CCI has filed a lawsuit seeking a declaratory judgment that National Union has no basis for reserving its rights and intends to vigorously pursue this claim. CCI believes that insurance is in place to provide sufficient coverage for the remaining amount of the judgment.

The judgment relates to claims for personal injury incurred as a result of an accident involving a CCI vehicle that occurred in November 1994, prior to the acquisition of CCI by Allied Holdings, Inc. from Ryder System, Inc. in 1997. CCI has appealed this judgment and also intends to vigorously proceed with its appeal rights.

While the ultimate results of this litigation cannot be determined, Allied Holdings, Inc. does not currently expect that the resolution of this proceeding will have a material adverse effect on the company's consolidated financial position or results of operations.

Statements in this press release that are not strictly historical are "forward-looking" statements. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. With limitation, these risks and uncertainties include the outcome of litigation and the results of the discovery process related to such litigation, economic recessions or downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, dependence on the automotive industry, labor disputes involving the company or its significant customers, the dependence on key personnel who have been hired or retained by the company, the availability of strategic acquisitions or joint-venture partners, changes in regulatory requirements which are applicable to the company's business, risks associated with conducting business in foreign countries, changes in vehicle sizes and weights which may impact vehicle deliveries per load, the ability to increase rates charged to customers, and problems related to information technology systems and computations that must be made by the company or its customers and vendors in 2000 or beyond. Investors are urged to carefully review and consider various disclosures made by the company in this press release and the Company's reports filed with the Securities and Exchange Commission.





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